EXHIBIT 99

PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

April 26, 2012

   FOR IMMEDIATE RELEASE
   Contact: Dana C. Gavenda, Chief Executive Officer
   FSB Community Bankshares, Inc.
   Tel (585) 223-9080

FSB COMMUNITY BANKSHARES, INC.
ANNOUNCES QUARTERLY RESULTS

Fairport, New York, April 26, 2012: FSB Community Bankshares, Inc. (the “Company”) (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the “Bank”), reported a net loss of $113,000 for the quarter ended March 31, 2012 compared to a net loss of $46,000 for the quarter ended March 31, 2011.  Net loss per share was $(0.07) for the quarter ended March 31, 2012 compared to net loss per share of $(0.03) for the quarter ended March 31, 2011.  The Company’s net interest margin for the quarter ended March 31, 2012 decreased 6 basis points to 2.53% from 2.59% for the quarter ended March 31, 2011, due to a decrease in the yield on our interest-earning assets of 24 basis points from 4.03% to 3.79%, which was partially offset by a decrease in the cost of our interest-bearing liabilities of 21 basis points from 1.58% to 1.37%.

The increase in net loss of $67,000 for the first quarter of 2012 compared to the first quarter of 2011 resulted from an increase in other expense of $497,000 and a decrease in net interest income of $2,000, partially offset by an increase in other income of $404,000 and an increase in tax benefit of $28,000. The Company completed a balance sheet restructure in the first quarter of 2012 by paying off $3.0 million in Federal Home Loan Bank (FHLB) advances with a weighted average rate of 5.48%, resulting in a prepayment penalty of $268,000. The funds for the prepayment of the advances came from the proceeds of the sale of $5.4 million in available for sale investment securities with a weighted average yield of 2.69%, recording a realized gain on sale of securities of $266,000 in other income.  The Company was able to capitalize on low interest rates to sell securities at a substantial gain, partially offsetting the FHLB advance prepayment penalty and eliminating the interest cost on $3.0 million of higher rate FHLB advances in future periods. The increase in other expense in the first quarter of 2012 compared to the first quarter of 2011 of $229,000, excluding $268,000 in FHLB borrowings penalty, was primarily attributable to increases in salaries and employee benefits, occupancy, equipment, and miscellaneous other operating expenses related to the Perinton branch that was opened in October 2011, additional advertising expenses related to the current deposit checking promotion, and increased mortgage fees and taxes with additional mortgage production in 2012, partially offset by a decrease in FDIC premium expense in 2012.  The decrease in our FDIC premium expense in 2012 compared with 2011 resulted from changes made by the FDIC reflecting a lower rate in our deposit insurance assessment effective April 1, 2011 and applied beginning with the invoice payable on September 30, 2011. The increase in other income in the first quarter of 2012 compared to the first quarter of 2011 of $138,000, excluding the $266,000 in realized gain on sale of securities, was primarily the result of increases in realized gain on sale of loans, mortgage fee income, and Oakleaf fee income, the Bank’s wholly owned non-deposit investment services subsidiary.

At March 31, 2012, the Company had $216.6 million in consolidated assets, a decrease of $6.6 million, or 3.0%, from 223.3 million at December 31, 2011. Investment securities available for sale and held to maturity combined decreased by $8.4 million, or 11.1%, to $67.2 million at March 31, 2012 from $75.6 million at December 31, 2011.  The decrease in investment securities included the sale of $4.6 million in available for sale mortgage- backed securities and $750,000 in Agency notes. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and FHLB, decreased by $694,000, or 7.7%, to $8.3 million at March 31, 2012 from $9.0 million at December 31, 2011, maintaining a strong liquidity position in anticipation of funding loan commitments in the second quarter of 2012. FHLB advances decreased by $3.0 million, or 12.5%, to $21.2 million at March 31, 2012 from $24.2 million at December 31, 2011, as a result of management’s decision to prepay $3.0 million in wholesale borrowings with the proceeds from $5.4 million in investment securities sales. Total deposits decreased by $3.2 million, or 1.8%, to $171.9 million at March 31, 2012 from $175.1 million at December 31, 2011. Core deposits including non-interest bearing checking, NOW, savings, and MMA accounts increased by $552,000, and Certificates of Deposits (CD), including Individual Retirement Accounts (IRA), decreased by $3.7 million for the first quarter of 2012 as the result of management’s prudent pricing of lower rates for non-relationship customers in the continued low interest rate environment.  The Company has reviewed its investment securities portfolio totaling $67.2 million at March 31, 2012 and concluded that no other-than-temporary impairment charges were required.  Consolidated stockholders’ equity at March 31, 2012 was $20.6 million, or 9.5%, of consolidated assets.  At March 31, 2012 the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank’s regulator.

Net loans receivable increased $3.2 million, or 2.5%, to $129.9 million at March 31, 2012 from $126.7 million at December 31, 2011. The Company originated $15.6 million of residential mortgage loans, sold $3.1 million in the secondary market and brokered $522,000 of USDA/Rural Housing and VA mortgage loans as a balance sheet management strategy during 2012 to reduce interest rate risk in a potentially rising interest rate environment.  The Company sold these loans at a gain of $127,000 which was recorded in other income in the first quarter of 2012.  At March 31, 2012 the Company serviced $19.6 million in mortgage loans sold. At March 31, 2012 the Company had $1.2 million in loans held for sale comprised of FHA mortgage loans originated and closed by the Company in the first quarter of 2012 that have been committed for sale in the secondary market and will be delivered and sold in the second quarter of 2012.

The credit quality of the Company’s loan portfolio remains strong. At March 31, 2012 the Company had no non-performing loans compared to one non-performing loan for $325,000 at December 31, 2011. We recorded an $8,000 provision for loan losses for the quarters ended March 31, 2012 and March 31, 2011. In the first quarter of 2012 we charged off $15,000 to the allowance for loan losses on the sale of a recently foreclosed real estate owned residential property. The allowance for loan losses was $404,000, or 0.31% of loans outstanding, at March 31, 2012 compared to $411,000, or 0.32% of loans outstanding, at December 31, 2011. Management has evaluated the Company’s  allowance for loan losses and believes it is adequately funded at March 31, 2012 based on the quality of the current loan portfolio.

About our Company

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a federally chartered corporation. The Bank, the wholly owned subsidiary of the Company, conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company’s principal business consists of originating one-to-four-family residential real estate mortgages, loans and home equity lines of credit and to a lesser extent, originations of commercial real estate, multi-family, construction and other consumer loans.  The Company has three mortgage origination offices located in Pittsford, New York, Canandaigua, New York, and Watertown, New York.  The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Balance Sheet Information
March 31, 2012 and December 31, 2011
(Dollars in thousands, except per share data)

	(Unaudited)
Assets	March 31, 2012	December 31, 2011

Assets	$216,608	$223,251
Cash and Cash Equivalents	8,343	9,037
Investment Securities	67,210	75,640
Loans Held for Sale	1,160	1,535
Net Loans Receivable	129,939	126,742
Deposits	171,931	175,102
Borrowings	21,163	24,178
Total Stockholders’ Equity	20,630	20,843
Book Value per Share	$11.90	$12.03
Stockholders’ Equity to Total Assets	9.52	9.34%

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Statement of Income Information
Three Months Ended March 31, 2012 and March 31, 2011
(Dollars in thousands except per share data)

	(Unaudited)
	For the Three Months Ended March 31,
	2012	2011

Interest and Dividend Income	$1,963	$2,042
Interest Expense	657	734
Net Interest Income	1,306	1,308
Provision for Loan Losses	8	8
Net Interest Income after Provision for Loan Losses	1,298	1,300
Other Income	612	208
Other Expense	2,094	1,597
Loss Before Income Taxes	(184)	(89)
Benefit for Income Taxes	(71)	(43)
Net Loss	(113)	(46)

Loss per Common Share	$(0.07)	$(0.03)
Average Common Shares Outstanding (In Thousands)	1,733	1,730